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                                                                   EXHIBIT 10(m)

                       [THE HERTZ CORPORATION LETTERHEAD]



                                        April 9, 1993


Mr. Antoine Cau



Dear Antoine,

As a follow up to our discussions and based upon your current position and responsibilities as President, HEL which commenced as of April, 1990, it is the Company's position that your original assignment which was estimated to be of approximately 30 months duration should now be considered permanent in nature as agreed.

As such, the new terms and conditions related to your position are as follows:

1) You are employed by Hertz Europe Limited and are bound by the conditions of employment of that company. The English Courts would have sole jurisdiction should there be any dispute over this employment contract and only English Law will apply.

2) You will continue to be provided personal housing in accordance with the terms established in the memorandum of agreement dated December 13, 1990.

3) Your compensation is established with a Base Salary in the amounts of British Pound Sterling 88,500.00 to be paid in the UK and a Base Salary in the amount of FF614,190.00 to be paid in France. Any increase percentage to base salary which may subsequently be approved will be applied equally to the British Pound Sterling and FF Base Salaries.

4) Any incentive award earned under the Executive Incentive Compensation Plan will be applied according to the target awards established in British Pound Sterling's and FF's and applying the award percentage to those target amounts.

      Any award earned under the Long Term Incentive Plan (LTIP) will be approved in a specific U.S. $ amount in accordance with the previously approved grant. The U.S. $ award may be paid either in British Pound Sterling's or FF's at your choosing at the exchange rate in effect at time of payment.

      Notwithstanding the foregoing provisions, the company reserves the right to make periodic adjustments to any of
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Antoine Cau
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      the above including the right to suspend, modify or terminate either or both of the referenced Incentive Plans.

5) Hertz Europe Ltd. will continue your affiliation of AGIRC and ARRCO in France. You will contribute to the British National Insurance System as well as to the aforementioned French systems.

6) You will be entitled to the use of a company car up to a cubic capacity of 3000 cc and you will also be entitled to claim 80 Gallons of petrol per month for private use. You and your wife will be given free private medical cover under BUPA. (These benefits are taxable.)

7) For the purposes of salary reviews, accidental death insurance, etc., we shall use a notional base salary of British Pounds Sterling 147,500 per annum, disregarding exchange rates for that part of it which is paid to you in France.

8) You will be entitled to home leave once per year. This entitlement is limited to return business class airfares for you and your wife to France. The duration of this home leave is limited to your U.K. vacation entitlement. No other expenses will be paid in lieu of exercising this option.

9) You will be entitled to the use of Arthur Andersen or any other accounting firm designated by the Company to assist in the preparation of your U.K. tax returns.

10) Your service from 1st December 1973 is accepted as being continuous. Should you subsequently resign your employment, the Company assumes obligation to repatriate you and your family to France.

11) You will as part of your Conditions of Employment with Hertz Europe Limited be bound by the following notice periods and non-competition arrangement.

      a) The notice you are required to give in order to terminate your employment within the company will be (6) months.

      b) In the event that the company wishes to terminate your employment except in the event of serious misconduct then the company will give you (12) months notice of such termination.

            In consideration of the foregoing it is agreed as follows:





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Antoine Cau
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You will not within twelve months (12) after the date of your resignation from the company, or the date of the company's notice terminating your employment within the Hertz Group of Companies, without the consent in writing of The Hertz Corporation, be directly or indirectly interested in Avis, Europcar/Interrent, Budget, or Swan National/Eurodollar or any of their parent, subsidiary or affiliated companies or any successor in title of any of those companies in the Countries controlled by Hertz Europe.

You will not after termination of your employment within the company (for whatever reason) endeavour to entice away from the service of the company, its parent, affiliates or subsidiaries, any person who is at the date of such termination a key manager thereof. The expression 'key manager' is intended to include all those having charge of a department or division within the company or its parent or any of their subsidiaries or affiliates.

                                    Yours sincerely,



                                    /s/ D. F. Steele
                                    ----------------
                                    D. F. Steele


Accepted and Agreed:  /s/ Antoine Cau           26 April 1993
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                        Antoine Cau                  Date